Randolph S. Hudson

Post Office Box 202	Area Code 585
Wyoming, New York 14591	Telephone 495 6907

Telecopier (585) 486-1288

E-Mail RandolphSHudson@Rochester.rr.com

June 26, 2005

Kay Galster, Secretary NATIONAL STOCK TRANSFER, INC. Suite B 1512 South 1100 East Salt Lake City, Utah 84105-2425

Subject: Termination of Interest

Dear Ms. Galster:

     On or about May 14, 2005, I delivered a letter to your firm, wherein, I indicated that I had an interest to utilize National Stock Transfer's services (those being as that of stock transfer agent and that of registrar) for a fully reporting company that I controlled, and that was in need of a qualified firm's stock transfer agency and registrar services.

     The company in question that I control is Cartoon Acquisition, Inc., a Delaware corporation ("Cartoon"), and its Board of Directors authorized me, in my capacity as President and Chief Executive Officer, to nominate a qualified firm to provide the services mentioned hereinabove.

     From a historical perspective, prior to that date, Gerald Timothy of Heritage Ltd, LLC, a Utah limited liability company, indicated to me that he located a stock transfer agent and registrar that may qualify for appointment by Cartoon's Board of Directors, and, subsequently, which might qualify to be confirmed to serve by the definitive action of Cartoon's shareholders.

     I was grateful to Mr. Timothy for his efforts on my behalf and for his timely introduction of me to your firm. Furthermore, as the result of my timely introduction of your firm to me, in order to expedite any future arrangement between your firm and Cartoon, I delivered photocopies of Cartoon's minute book, organizational data, stock transfer ledger, and other miscellany documents to your firm.

     Around that time, in my pursuance of achieving Cartoon's publicly-stated business objectives (and, in the process, intending to create the best value for Cartoon's shareholders), Cartoon's Board of Directors deliberated over a prospective merger with a company named Mercosur Telephone & Telegraph Co., Inc., a Delaware corporation ("Mercosur"). The principal shareholder of Mercosur was introduced to me by Mr. Timothy, too.

     However, as the result of my due-diligence, and, after learning of certain events that constituted one or more defaults under my agreement with Mercosur's principal shareholder, Financial Technology Research Corporation ("Fintek"), I elected to rescind my transaction with Fintek, thereby, terminating my purchase of the principal number of shares, in-majority, of Mercosur's stock.

National Stock Transfer, Inc., Kay Galster, Page 1 of 2 of June 26, 2005

     My understanding, by my nomination of your firm to represent Cartoon as its stock transfer agent and registrar, based upon Cartoon's long-term development objectives, it was determined that another firm, which is geographically better situated to assist Cartoon and that offered Cartoon a wider range of services more suited to Cartoon's development needs, Cartoon's shareholders did not ratify the Board of Directors' conditional nomination of your firm to represent it.

     I apologize for any inconvenience that this prospective transaction may have caused your firm; however, as you were not formally retained by Cartoon, and, because Cartoon's shareholders did not formally ratify Cartoon's agreement with your firm, the inconvenience should be limited to nothing more than the loss of your firm's time to have contacted me, both by telephone and electronically; in the worst case, a lost prospective sale's call to my firm.

     Regretfully, I must inform your firm that Cartoon is not designating and appointing National Stock Transfer, Inc. to represent or to serve it at this time.

     If I may be of further assistance to you in this matter, please do not hesitate to contact me at (585) 495-6907.

     Once again, thank you for your time. Perhaps, on some future date, we may discuss the prospect of your firm's representation of my select business interests.

                                                                                                                                                                                                                       Very truly yours,

                                                                                                                                                                                                                       /s/ Randolph S. Hudson

RSH:sui

cc: Stephen D. Rogoff, Esq.

National Stock Transfer, Inc., Kay Galster, Page 2 of 2 of June 26, 2005